Exhibit 99.A

EXHIBIT A

SCHEDULE OF TRANSACTIONS

Reporting Person	Date of Transaction	Number of Shares Sold	Price Per Share*	Low Price	High Price
Juniper Targeted Opportunity Fund, L.P.	March 9, 2021	17,398	$10.13	$10.03	$10.32
Juniper Targeted Opportunity Fund, L.P.	March 10, 2021	12,301	$10.49	$10.15	$10.80
Juniper Targeted Opportunity Fund, L.P.	March 11, 2021	12,691	$10.77	$10.46	$11.01
Juniper Targeted Opportunity Fund, L.P.	March 12, 2021	900	$10.70	$10.61	$10.76
Juniper Targeted Opportunity Fund, L.P.	March 15, 2021	900	$10.61	$10.60	$10.63
Juniper Targeted Opportunity Fund, L.P.	March 17, 2021	4,328	$10.60	$10.60	$10.62
Juniper Targeted Opportunity Fund, L.P.	March 26, 2021	15,000	$10.80	$10.70	$10.89
Juniper Targeted Opportunity Fund, L.P.	March 29, 2021	30,000	$11.24	$10.95	$11.53
Juniper Targeted Opportunity Fund, L.P.	March 30, 2021	37,106	$11.73	$11.70	$11.84
Juniper Targeted Opportunity Fund, L.P.	March 31, 2021	28,600	$12.01	$11.85	$12.20
Juniper Targeted Opportunity Fund, L.P.	April 1, 2021	15,000	$11.95	$11.83	$12.10

* The Price Per Share reported above is a weighted average price. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.